UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive additional materials

☒	Soliciting material pursuant to Section 240.14a-12

Multi-Color Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FINAL LABL Transaction Employee Letter

Dear Employees,

Today is a significant day for all of us at Multi-Color Corporation. This morning, we announced that Multi-Color Corporation has entered into a definitive agreement to be acquired by an affiliate of Platinum Equity LLC (“Platinum Equity”) in a transaction valued at $2.5 billion. The press release we issued is attached for reference.

For those of you unfamiliar with Platinum Equity, it is a leading private equity firm with a portfolio of approximately 40 operating companies that serve customers around the world. Importantly, Platinum Equity has tremendous respect for Multi-Color Corporation, our talented and dedicated team, and our innovative portfolio of labeling technologies. Further, they know our industry well, having acquired WS Packaging Group in February 2018. Multi-Color Corporation and WS Packaging Group are highly complementary businesses, and we look forward to joining forces to leverage our distinct skills.

By combining Multi-Color Corporation’s capabilities and established position in the industry with Platinum Equity’s financial resources, operational expertise and portfolio company WS Packaging Group, we believe Multi-Color Corporation will be able to pursue new avenues of growth. In addition, we expect this transaction to enhance the value we can deliver to our customers and partners, as well as provide added growth opportunities for you, our valued employees.

We want to emphasize that today’s announcement is a testament to the progress we’ve made in our mission to deliver the world’s best label solutions that help our customers build their brands. This transaction is also the culmination of a strategic review process led by our Board of Directors, with the assistance of financial and legal advisors. Throughout this process, our Board explored opportunities to maximize value for our company’s shareholders, while also taking into account the interests of our employees and customers, among others. We believe this transaction represents a winning proposition for all stakeholders.

In general, becoming a privately owned company should have no effect on how we conduct our business. Simply put, it is business as usual for Multi-Color Corporation. We are counting on each of you to remain focused on your day-to-day responsibilities and providing our customers with the same high-quality service and premium label solutions they have come to expect from us.

We expect the transaction to close by Q3 of calendar year 2019, subject to approval by Multi-Color Corporation shareholders, regulatory approvals and other customary closing conditions. Upon the completion of the transaction, Multi-Color Corporation will be privately held.

As appropriate, we will keep you informed on our progress as we move through the transaction process. We recognize you may have questions, which we have done our best to address in the attached FAQ. As always, if you have additional questions, please reach out to your supervisor or human resources.

As is typical in these situations, you may receive inquiries from external parties, and it is important that we speak with one voice. Consistent with company policy, if you receive any inquiries from the media, investors or other third parties, please forward them immediately to Sharon Birkett at (513) 345-5311 or sbirkett@mcclabel.com, who will respond on Multi-Color Corporation’s behalf.

Thank you for your hard work and continued commitment to Multi-Color Corporation as we embark on this next chapter for our company.

Sincerely,

Mike Henry

President and CEO

Nigel Vinecombe

Executive Chairman

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving W/S Packaging Holdings, Inc., Monarch Merger Corporation and Multi-Color Corporation (the “Company”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval. The proposed transaction will be submitted to shareholders of the Company for their consideration. In connection therewith, the Company intends to file a proxy statement and other relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a definitive proxy statement, which will be mailed to the Company’s shareholders. However, such documents are not currently available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. In addition, Company shareholders may obtain free copies of the documents filed with the SEC by directing a request through the Investors portion of the Company’s website at www.mcclabel.com or by mail to Multi-Color Corporation, 4053 Clough Woods Drive, Batavia, Ohio 45103, Attention: Investor Relations, telephone: (513) 381-1480.

Participants in the Solicitation

The Company and its directors, its executive officers and certain other members of Company management and Company employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on June 29, 2018 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the solicitation of proxies from the shareholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.